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                       EMPLOYMENT AGREEMENT


   THIS AGREEMENT ("Agreement") is made effective April 1, 1995, between LIBERTY NATIONAL BANK ("Bank"), having a principal place of business at One Pacific Plaza, 7777 Center Avenue, Huntington Beach, California 92647, and CATHERINE C. CLAMPITT ("Senior Vice President"), whose residence is 200 Paris Lane, #316, Newport Beach, California 92663.

                        W I T N E S S E T H

   WHEREAS, Bank is a national banking association duly organized, validly existing, and in good standing under the laws of the United States of America, with power to own property and carry on its business as it is now being conducted;

   WHEREAS, Bank desires to continue to avail itself of the skill, knowledge and experience of Senior Vice President in order to insure the successful management of its business; and

   WHEREAS, the parties hereto desire to specify the terms of Senior Vice President's continued employment by Bank:

   NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, it is agreed that from and after April 1, 1995, (the "Effective Date"), the following terms and conditions shall apply to Senior Vice President's employment:

                         A G R E E M E N T

   A.   TERM OF EMPLOYMENT

        1.   Term.   Bank hereby employs Senior Vice President and
Senior Vice President hereby accepts employment with Bank for the period commencing on the Effective Date and running through and including March 31, 1997 (the "Term"), subject, however, to prior termination of this Agreement as permitted by law or as hereinafter


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provided.  Where used herein, "Term" shall refer to the entire period of employment of Senior Vice President by Bank hereunder, whether for the period provided above, or whether terminated earlier.

   B.   DUTIES OF SENIOR VICE PRESIDENT

        1. Duties. Subject to the powers by law vested in the Board of Directors of Bank and in Bank's shareholders, Senior Vice
President shall perform the duties of Senior Vice President and SBA Department Manager of Bank. In that capacity, Senior Vice President is primarily responsible for managing all facets of the SBA Loan Department. Senior Vice President is also responsible for SBA loan marketing, packaging, underwriting, documentation and disbursement. Senior Vice President's duties include, but are not limited to, those duties specified on Bank's Job Description for the position of SBA Department Manager/Senior Vice President, a copy of which is attached as Exhibit "A" hereto.

        The duties and position of Senior Vice President may be changed from time to time by the Board of Directors of Bank without resulting in a rescission of this Agreement. Notwithstanding any such change from the duties originally assigned and specified above, or hereafter assigned, the employment of Senior Vice President shall be construed as continuing under this Agreement as modified. During the Term, Senior Vice President shall perform exclusively the services herein contemplated to be performed by Senior Vice President faithfully, diligently and to the best of Senior Vice President's ability, consistent with the highest standards of the banking industry and in compliance with all applicable laws, Bank's Articles of Association and Bylaws and Bank's policies, as modified from time to time.

        2. Conflicts of Interests. Except as permitted by the prior written consent of the Board of Directors of Bank, Senior Vice President shall devote Senior Vice President's entire productive time, ability and attention to the business of Bank during the Term and Senior Vice President shall not directly or indirectly render any services of a business, commercial or professional nature to any other person, firm or corporation whether for compensation or otherwise, which are in conflict with Bank's interest.


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   C.   COMPENSATION

        1. Base Salary. For Senior Vice President's services hereunder, Bank shall pay or cause to be paid as base salary to Senior Vice President the amount of Four Thousand One Hundred Sixty-Six Dollars and Sixty-Seven Cents ($4,166.67) per month during the Term, beginning with the Effective Date. Said salary shall be paid in equal pro rata, bi-monthly installments in conformity with Bank's normal payroll period. Senior Vice President's base salary shall be subject to review and adjustment by the Board of Directors at any time, and no less often than concurrently with her annual review.

        2. Commissions. Senior Vice President shall receive commissions for SBA and Piggyback 7a 504 (a non-SBA guaranteed first trust deed on commercial property, combined and backed by an SBA guaranteed second deed of trust) Loans submitted by her to the SBA for approval, based upon the premium Bank receives from the sale of the loan on the secondary market. Senior Vice President shall be paid 11% of the premium on Broker SBA and Piggyback transactions on SBA and Piggyback Loans, 15% of the premium on Non-Broker SBA and Piggyback transactions and 13% of the premium on Bank employee referred SBA and Piggyback transactions submitted by her.
Commissions are subject to penalties applied against earned commissions for documentation deficiency resulting in a repair during the first year of a loan limited to 10% of paid commission

        3. Year End Bonus. Senior Vice President shall be eligible for a bonus equivalent to 1.5% of SBA department premiums, as of December 31 of each year, provided, however, that Senior Vice President shall not be eligible or qualified to receive a Year End Bonus unless she continues to be employed by the Bank at the conclusion of the annual audit by which the department premium is verified. If, for any reason, Senior Vice President is not employed by the Bank at the end of a calendar year and at the end of the subsequent annual audit, Senior Vice President shall not be eligible or qualified for any Year End Bonus, or any part thereof.

        4. Automobile Allowance. Senior Vice President shall receive an automobile allowance of $750.00 per month. Said allowance shall be paid in equal pro rata, bi-monthly installments in conformity with Bank's normal payroll period.


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        5.   Automobile Telephone Reimbursement.  Senior Vice
President shall be reimbursed for automobile telephone charges directly related to Bank business up to a maximum of $350.00 per month.

   D.   BENEFITS

        1. Vacation and Sick Pay. Senior Vice President shall be entitled to vacation during the Term, in accordance with Bank's Personnel Policy; provided, however, that at least two (2) weeks of said vacation (the "Mandatory Vacation"), shall be taken consecutively. Senior Vice President shall also be entitled to sick pay in accordance with Bank's Personnel Policy.

        2. Group Medical and Life Insurance Benefits. During the Term, Bank shall provide for medical, accident, disability and life insurance benefits to Senior Vice President in accordance with Bank's standard employee benefits.

   E.   TERMINATION

        1. Termination by the Board of Directors. Senior Vice President is an officer of Bank, appointed by the Board of Directors. Under the National Bank Act and this Agreement, Senior Vice President serves at the pleasure of the Board of Directors and is subject to dismissal by the Board at any time, without further obligation or liability to Senior Vice President. In the event Bank elects to dismiss Senior Vice President and terminate this Agreement, upon Senior Vice President's execution and delivery to Bank of an original Separation Agreement and General Release in a form and with content acceptable to the Board of Directors, Senior Vice President shall be entitled to compensation equal to four (4) months' base salary, to be paid in four (4) equal monthly installments, beginning on the first day of the month following expiration of the Revocation Period provided for in the Separation Agreement and General Release and continuing thereafter on the first day of the three (3) subsequent months.

        2. Action by Supervisory Authority. This Agreement shall terminate immediately without further liability or obligation to Senior Vice President or Bank:


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             (a)  If Bank is closed or taken over by the Comptroller
of the Currency or other supervisory authority, including the Federal Deposit Insurance Corporation; or

             (b) If such supervisory authority should exercise its cease and desist powers to remove Senior Vice President from office.

        3. Merger or Transfer of Assets. This Agreement shall not be terminated due to: (a) a merger where Bank is not the surviving corporation; (b) a consolidation; or (c) a transfer of all or substantially all of the assets of Bank. In the case of dissolution, this Agreement shall be terminated.

        4.   Termination by Senior Vice President.  Senior Vice
President may terminate her employment with Bank, and this Agreement, upon sixty (60) days written notice of termination to Bank.

        5. Effect of Termination. In the event of the termination of Senior Vice President or this Agreement prior to the completion of the Term for any of the reasons specified in this Paragraph E, Senior Vice President shall be entitled to the salary earned by Senior Vice President prior to the Effective Date of Termination, as determined by the Board of Directors, computed pro rata up to and including that date, and accrued but unused vacation time (to the extent accumulated in accordance with Paragraph D.1); but Senior Vice President shall be entitled to no further compensation for services rendered after the Effective Date of Termination. Senior Vice President shall receive commissions for SBA loans submitted by her to the SBA and/or approved by the Bank for submission to the SBA prior to the Effective Date of Termination. Such commissions will be paid as previously outlined in Paragraph C, Sub-paragraph 2.

   F.   GENERAL PROVISIONS

        1. Trade Secrets. During the Term, Senior Vice President will have access to and become acquainted with what Senior Vice President and Bank acknowledge are trade secrets, to wit, knowledge or data concerning Bank, including its operations and business, and
its customers'  financial condition, their financial needs,   and
methods of doing business. Senior Vice President shall not disclose any of the


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aforesaid trade secrets, directly or indirectly, or use them in any way, except as required in the course of Senior Vice President's employment with Bank.

        2. Covenant Not to Interfere. Senior Vice President hereby covenants and agrees that she will not now, or for a period of one
(1) year after termination, disrupt, damage, impair or interfere with the business of Bank, whether by way of interfering with or raiding its employees, disrupting its relationships with customers, , loan packagers, representatives, vendors, or otherwise. Senior Vice President furthers covenants and agrees that she will not now, or for a period of four (4) months after termination, disrupt, damage, impair or interfere with the business of Bank by way of disrupting its relationships with brokers. After termination of employment, Senior Vice President is not, however, restricted from being employed by or engaged in a competing business.

        3. Return of Documents. Senior Vice President expressly agrees that all manuals, documents, files, reports, studies, instruments or other materials used and/or developed by Senior Vice President during her employment with Bank are solely the property of Bank, and that Senior Vice President has no right, title or interest therein. Upon termination of Senior Vice President's employment, Senior Vice President or Senior Vice President's representative shall promptly deliver possession of all of said property to Bank in good condition.

        4. Notices. Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing, when deposited in the United States mail, postage prepaid, or when communicated to a public telegraph company for transmittal, addressed to the party at the address appearing at the beginning of this Agreement. Either party may change its/her address by written notice in accordance with this paragraph.

        5. Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns.

        6. Applicable Law. Except to the extent governed by the laws of the United States, this Agreement is to be governed by and construed under the laws of the State of California.


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        7.   Captions and Paragraph Headings.  Captions and paragraph
headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

        8. Invalid Provisions. Should any provision of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.

        9. Entire Agreement. This Agreement contains the entire agreement of the parties. It supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Senior Vice President by Bank, except any Stock Option Agreements between Senior Vice President and Bank. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by the Chairman of the Board and Senior Vice President.

        10. Arbitration. If any dispute, controversy or claim arises out of or relates to this contract, the parties agree first to try to settle the dispute by mediation under the Rules of Judicial Arbitration & Mediation Services (JAMS) before resorting to arbitration. Thereafter, any dispute, controversy or claim not resolved by mediation shall be settled by binding arbitration in accordance with the Rules of JAMS, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

             (a) The arbitrator shall determine which is the prevailing party and shall include in the award that party's actual attorneys' fees and costs.

             (b) As soon as practicable after selection of the arbitrator, the arbitrator or his or her designated representative shall determine a reasonable estimate of anticipated fees and costs of the arbitrator, and render a statement to each party


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setting forth that party's prorata share of said fees and costs.
Thereafter, each party shall, within ten (10) days of receipt of said statement, deposit said sum with the arbitrator. Failure of any party to make such a deposit shall result in a forfeiture by the non-depositing party of the right to prosecute or defend the claim which is the subject of the arbitration, but shall not otherwise serve to abate, stay or suspend the arbitration proceedings.

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                             LIBERTY NATIONAL BANK


                             By /s/ Richard M. Wilbur
                                ----------------------------



                             CATHERINE C. CLAMPITT


                             By /s/ Catherine C. Clampitt
                                ----------------------------



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